EXHIBIT 21
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                                                                      EXHIBIT 21


                              List of Subsidiaries

FiberMark Durable Specialties, Inc.
FiberMark Filter and Technical Products, Inc.
FiberMark Japan K.K.
FiberMark (Hong Kong) Limited
FiberMark Office Products, LLC